Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Commission File Number 333-12156, Commission File Number 333-13818, Commission File Number 333-105213, Commission File Number 333-114668, Commission File Number 333-135218, Commission File Number 333-161796) pertaining to the Radware Ltd. 1997 Key Employee Share Incentive Plan, of our report dated April 29, 2010, with respect to the Consolidated Financial Statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2009.

/s/ Kost Forer Gabbay & Kasierer
Tel - Aviv, Israel	KOST FORER GABBAY & KASIERER
April 29, 2010	A Member of Ernst & Young Global